Exhibit 10.3

EXECUTION COPY

TAX SHARING AGREEMENT

DATED AS OF JULY 18, 2011

BY AND AMONG

SUNOCO, INC.

AND

SUNCOKE ENERGY, INC.

(for itself and on behalf of each member of the SpinCo Group)

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Section 17.12	Jurisdiction	34
Section 17.13	Amendment	34
Section 17.14	SpinCo Subsidiaries	35
Section 17.15	Successors	35
Section 17.16	Injunctions	35

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of July 18, 2011, by and among Sunoco, Inc., a Pennsylvania corporation (“Distributing”), and SunCoke Energy, Inc., a Delaware corporation and a wholly owned subsidiary of Distributing (“SpinCo”), for itself and on behalf of each member of the SpinCo Group (as defined below).

RECITALS

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable to completely separate the SunCoke Business from Distributing;

WHEREAS, as of the date hereof, Distributing is the common parent of an affiliated group of corporations, including SpinCo, which has elected to file consolidated Federal income tax returns;

WHEREAS, pursuant to the Master Separation and Distribution Agreement (as defined below), Distributing and SpinCo have agreed to separate the SunCoke Business from Distributing generally by means of the Distribution;

WHEREAS, prior to the Distribution, Distributing intends to cause (i) Sunoco R&M (“R&M”), a whollyowned subsidiary of Distributing, to contribute R&M’s limited partnership interest in Jewell Coke Company L.P. to Jewell Resources Corporation (“Jewell”) in exchange for shares of common stock of Jewell, (ii) R&M to distribute its shares of Jewell common stock to Distributing, and (iii) Distributing to contribute the shares of Jewell to SpinCo;

WHEREAS, prior to the Distribution, Distributing intends to enter into an exchange agreement with a financial institution pursuant to which Distributing will exchange an interest in SpinCo stock for Distributing debt (the “Debt-Equity Exchange”);

WHEREAS, concurrently with the entering into of such exchange agreement, the financial institution will enter into an underwriting agreement with Distributing and SpinCo to conduct a secondary public offering of the SpinCo stock to be received by the financial institution in the debt exchange (the “Offering,” and the date on which such Offering occurs, the “Offering Date”);

WHEREAS, as a result of the Distribution, SpinCo and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Distributing is the common parent (the “Deconsolidation”); and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Master Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to SpinCo, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the SunCoke Business as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

“Agreement” shall have the meaning provided in the first sentence of this Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, USA for ordinary business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Distributing or SpinCo.

“Company Indemnifying Party” shall have the meaning set forth in Section 5.03(b) of this Agreement.

“Contribution” means the contribution of assets and stock, by Distributing itself directly to SpinCo itself pursuant to Section 2.1(a) of the Master Separation and Distribution Agreement.

“Contribution 1” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by Distributing on or before the date hereof.

“Controlling Party” shall have the meaning set forth in Section 10.02(c) of this Agreement.

“Debt-Equity Exchange” shall have the meaning provided in the Recitals.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” means the last date on which SpinCo qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Distributing is the common parent.

“DGCL” means the Delaware General Corporation Law.

“Distributing” shall have the meaning provided in the first sentence of this Agreement.

“Distributing Affiliated Group” shall have the meaning provided in the definition of “Distributing Federal Consolidated Income Tax Return.”

“Distributing Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Distributing is the common parent (the “Distributing Affiliated Group”).

“Distributing Full Taxpayer” means the assumption that the Distributing Affiliated Group (a) is subject to the highest marginal regular statutory income Tax rate, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) is not subject to the alternative minimum tax.

“Distributing Group” means Distributing and its Affiliates, excluding any entity that is a member of the SpinCo Group.

“Distributing Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.

“Distributing Separate Return” means any Separate Return of Distributing or any member of the Distributing Group.

“Distributing State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Distributing Group together with one or more members of the SpinCo Group.

“Distribution” has the meaning set forth in the Master Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Master Separation and Distribution Agreement.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(b) of this Agreement.

“Final Determination” means the final resolution of liability for Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Gateway” shall have the meaning set forth in Section 8.01(c).

“Group” means the Distributing Group or the SpinCo Group, or both, as the context requires.

“Guaranty and Keep Well Agreement” means the Guaranty, Keep Well, and Indemnification Agreement by and among Sunoco, Inc., SunCoke Energy, Inc. and the other parties signatories thereto and dated as of July 18, 2011.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indiana Harbor” shall have the meaning set forth in Section 2.05(a)(iv) of this Agreement.

“Internal Distribution” shall have the meaning ascribed to it in the Ruling Request that culminated in the Ruling received by Distributing on or before the date hereof. For the avoidance of doubt, R&M is the distributing corporation in the Internal Distribution, and Jewell is the controlled corporation in the Internal Distribution.

“Internal Restructuring” shall have the meaning set forth in Section 7.02(f) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Jewell” shall have the meaning set forth in the Recitals.

“Jewell Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Jewell and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Virginia Coal/Coke Business as conducted immediately prior to the Internal Distribution.

“Joint Return” shall mean any Return of a member of the Distributing Group or the SpinCo Group that is not a Separate Return.

“Master Separation and Distribution Agreement” means the Master Separation and Distribution Agreement, as amended from time to time, by and among Distributing and SpinCo dated July 18, 2011

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(c) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Offering” shall have the meaning set forth in the Recitals.

“Offering Date” shall have the meaning set forth in the Recitals.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any Distributing Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the exchanging or non-exchanging shareholders, as applicable. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“R&M” shall have the meaning set forth in the Recitals.

“Representation Letters” means the representation letters and any other materials (including, without limitation, the Ruling Request) delivered or deliverable by Distributing and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Ruling” means any private letter ruling (and any supplemental private letter ruling) issued by the IRS to Distributing in connection with the Transactions.

“Ruling Documents” means the Ruling and the Ruling Request.

“Ruling Request” means any letter filed by Distributing with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 45K Credit” means any credit allowed pursuant to Section 45K of the Code, including any credit allowed pursuant to Section 29 of the Code prior to the redesignation of Section 29 as Section 45K.

“Section 48B Credit” means any credit allowed pursuant to Section 48B of the Code.

“Section 199 Deduction” means any deduction allowed pursuant to Section 199 of the Code.

“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Distributing Group and (b) in the case of any Tax Return of any member of the Distributing Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.

“Specified Election” means the election set forth in Section 4.04(c), but solely to the extent such election is claimed as being subject to the application of Section 168(k)(5) (or any similar provision of state income Tax law, if applicable).

“Specified Excess Income Taxes” means Income Taxes resulting from a reduction in SpinCo Federal Attributes that arose from a Specified Election in an amount equal to the excess of (x) the amount of such SpinCo Federal Attributes claimed as being subject to the application of Section 168(k)(5) (or any similar provision of state income Tax law, if applicable) over (y) the amount of such Tax Attributes not claimed as being subject to the application of Section 168(k)(5) (or any similar provision of state income Tax law, if applicable).

“Specified Excess Tax Benefit” means a Tax Benefit resulting from an adjustment pursuant to a Final Determination to a Tax Attribute that arose from a Specified Election in an amount equal to the excess of (x) the amount of such Tax Attribute claimed as being subject to the application of Section 168(k)(5) (or any similar provision of state income Tax law, if applicable) over (y) the amount of such Tax Attribute not claimed as being subject to the application of Section 168(k)(5) (or any similar provision of state income Tax law, if applicable).

“SpinCo” shall have the meaning provided in the first sentence of this Agreement.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (i) the SpinCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal income tax purposes.

“SpinCo Carried Item” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period, or carried from one Tax Period to another subsequent Tax Period, under the Code or other applicable Tax Law.

“SpinCo Common Stock” has the meaning set forth in the Master Separation and Distribution Agreement.

“SpinCo Federal Attribute” shall have the meaning set forth in Section 2.02(a)(ii).

“SpinCo Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which SpinCo is the common parent.

“SpinCo Full Taxpayer” means the assumption that the SpinCo Group (a) is subject to the highest marginal regular statutory income Tax rate that would be applicable to SpinCo if it filed Tax Returns on a standalone basis, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) is not subject to the alternative minimum tax.

“SpinCo Group” means SpinCo and its Affiliates, as determined immediately after the Distribution.

“SpinCo Group Attributes” shall have the meaning set forth in Section 2.03(a)(ii).

“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.

“SpinCo State Attribute” shall have the meaning set forth in Section 2.03(a)(ii).

“State Income Tax” means any Tax imposed by any State of the United States or the District of Columbia or by any political subdivision of any such State or the District of Columbia which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or the District of Columbia or by any political subdivision of any such State or the District of Columbia other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax-Free Status” means the qualification of Contribution 1 and the Internal Distribution, taken together, and the Contribution and Distribution, taken together, each (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Distributing, SpinCo, R&M, Jewell, and the shareholders of Distributing recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Distributing, SpinCo, R&M and Jewell, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinion or opinions of Tax Advisors deliverable to Distributing in connection with the Contribution and the Distribution and/or the Ruling or Rulings.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Distributing (or any Distributing Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of Contribution 1 and the Internal Distribution, taken together, or the Contribution and the Distribution, taken together, to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party Indemnifying Party” shall have the meaning set forth in Section 5.03(b) of this Agreement.

“Transactions” means Contribution 1, the Internal Distribution, the Contribution, the Distribution and the other transactions contemplated by the Master Separation and Distribution Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of July 18, 2011, by and between Sunoco, Inc. and SunCoke Energy, Inc.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Distributing, on which Distributing may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that Contribution 1 and the Internal Distribution, taken together, and the Contribution and Distribution, taken together, would have qualified for Tax-Free Status if the transaction in question did not occur.

“Virginia Coal/Coke Business” means the business of the coal mining and coking operations and of providing coke-making services, in each case associated with the facilities and operations located in Virginia.

Section 2. Allocation of Tax Liabilities.

Section 2.01 Distributing Liability.

(a) Distributing shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes which are allocated to Distributing under this Section 2.

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for, Taxes which are allocated to SpinCo under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Distributing Federal Consolidated Income Tax Returns.

(i) SpinCo shall be responsible for any and all Federal Income Taxes (calculated on the basis that SpinCo is a SpinCo Full Taxpayer), other than any Federal Income Taxes described in Section 2.02(b), attributable to the Tax Items of the SpinCo

Group (whether as a result of a Final Determination or otherwise). Except as provided in Section 2.02(a)(ii), Distributing shall be responsible for any and all Federal Income Taxes, other than any Federal Income Taxes described in Section 2.02(b), attributable to the Tax Items of the Distributing Group (whether as a result of a Final Determination or otherwise). For purposes of computing the Federal Income Taxes attributable to the Tax Items of the SpinCo Group for a Tax Period, the only Tax Items that shall be taken into account are SpinCo Group Tax Items arising in such Tax Period (and, for the absence of doubt neither Tax Attributes of the Distributing Group nor any SpinCo Group Tax Items for any other Tax Period shall be taken into account), provided, however, that to the extent a Final Determination giving rise to an increase in Federal Income Taxes attributable to Tax Items of the SpinCo Group for a Tax Period covered by such Final Determination also results in a Tax Benefit attributable to Tax Items of the SpinCo Group for another Tax Period covered by the same Final Determination (computed in respect of the SpinCo Group on a standalone basis), SpinCo shall instead be responsible under this Section 2.02(a)(i) for an amount equal to the excess of (x) the amount of such Federal Income Taxes (for the avoidance of doubt, including any interest payable in respect thereof) over (y) the amount of such Tax Benefit (for the avoidance of doubt, including any interest owed in respect thereof) (such amounts to be calculated on the basis that SpinCo is a SpinCo Full Taxpayer).

(ii) SpinCo shall be responsible for any and all Federal Income Taxes (calculated on the basis that Distributing is a Distributing Full Taxpayer) attributable to any Tax Items of the Distributing Group which Taxes result from a reduction in any Tax Attributes of the SpinCo Group (any such Tax Attribute, a “SpinCo Federal Attribute”) relative to the amount of such Tax Attributes reflected on the original Tax Return in respect of such Tax Attributes (whether such reduction occurs as a result of a Final Determination or otherwise), provided, however, that to the extent the reduction in the SpinCo Federal Attribute is reasonably expected to result in a Tax Benefit in a Pre-Deconsolidation Period, which Tax Benefit would reduce Taxes, or constitute a reduction in Taxes, or give Distributing a refund or other Tax Benefit, for which Distributing would otherwise be responsible, SpinCo shall instead be responsible under this Section 2.02(a)(ii) for an amount equal to the excess of (x) the amount of such Federal Income Taxes (for the avoidance of doubt, including any interest payable in respect thereof) over (y) the amount of such Tax Benefit (for the avoidance of doubt, including any interest owed in respect thereof) (such amounts to be calculated on the basis that Distributing is a Distributing Full Taxpayer), and provided, further, however, that SpinCo shall not be responsible for the Federal Income Taxes attributable to any Tax Items of the Distributing Group pursuant to this Section 2.02(a)(ii) to the extent of any Specified Excess Income Taxes.

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Distributing shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Distributing Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of Federal Other Tax.

(i) SpinCo shall be responsible for any and all Federal Other Taxes attributable to the Tax Items, or imposed on a member of, of the Spinco Group.

(ii) Distributing shall be responsible for any and all Federal Other Taxes attributable to the Tax Items of the Distributing Group.

Section 2.03 Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Distributing State Combined Income Tax Returns.

(i) SpinCo shall be responsible for any and all State Income Taxes (calculated on the basis that SpinCo is a SpinCo Full Taxpayer), other than any State Income Taxes described in Section 2.03(b), attributable to the Tax Items of the SpinCo Group (whether as a result of a Final Determination or otherwise). Except as provided in Section 2.03(a)(ii), Distributing shall be responsible for any and all State Income Taxes, other than any State Income Taxes described in Section 2.03(b), attributable to the Tax Items of the Distributing Group (whether as a result of a Final Determination or otherwise). For purposes of computing the State Income Taxes attributable to the Tax Items of the SpinCo Group for a Tax Period, the only Tax Items that shall be taken into account are SpinCo Group Tax Items arising in such Tax Period (and, for the absence of doubt neither Tax Attributes of the Distributing Group nor any SpinCo Group Tax Items for any other Tax Period shall be taken into account), provided, however, that to the extent a Final Determination giving rise to an increase in State Income Taxes attributable to Tax Items of the SpinCo Group for a Tax Period covered by such Final Determination also results in a Tax Benefit attributable to Tax Items of the SpinCo Group for another Tax Period covered by the same Final Determination (computed in respect of the SpinCo Group on a standalone basis), SpinCo shall instead be responsible under this Section 2.03(a)(i) for an amount equal to the excess of (x) the amount of such State Income Taxes (for the avoidance of doubt, including any interest payable in respect thereof) over (y) the amount of such Tax Benefit (for the avoidance of doubt, including any interest owed in respect thereof) (such amounts to be calculated on the basis that SpinCo is a SpinCo Full Taxpayer).

(ii) SpinCo shall be responsible for any and all State Income Taxes (calculated on the basis that Distributing is a Distributing Full Taxpayer) attributable to any Tax Items of the Distributing Group which Taxes result from a reduction in any Tax Attributes of the SpinCo Group (any such Tax Attribute, a “SpinCo State Attribute,” and together with any Spinco Federal Attribute, the “SpinCo Group Attributes”) relative to the amount of such Tax Attributes reflected on the original Tax Return in respect of such Tax Attributes (whether such reduction occurs as a result of a Final Determination or otherwise), provided, however, that to the extent the reduction in the SpinCo State Attribute is reasonably expected to result in a Tax Benefit in a Pre-Deconsolidation Period, which Tax Benefit would reduce Taxes, or constitute a reduction in Taxes, or give Distributing a refund or other Tax Benefit, for which Distributing would otherwise be responsible, SpinCo shall instead be responsible under this Section 2.03(a)(ii) for an amount equal to the excess of (x) the amount of such State Income Taxes (for the avoidance of doubt, including any interest payable in respect thereof) over (y) the amount of such Tax Benefit (for the avoidance of doubt, including any interest owed in respect thereof) (such amounts to be calculated on the basis that Distributing is a Distributing Full Taxpayer, and provided, further, however, that SpinCo shall not be responsible for the State Income Taxes attributable to any Tax Items of the Distributing Group pursuant to this Section 2.03(a)(ii) to the extent of any Specified Excess Income Taxes.

(b) Allocation of Tax Relating to State Separate Income Tax Returns. (i) Distributing shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Distributing Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of State Other Tax.

(i) SpinCo shall be responsible for any and all State Other Taxes attributable to the Tax Items of the Spinco Group.

(ii) Distributing shall be responsible for any and all State Other Taxes attributable to the Tax Items of the Distributing Group.

Section 2.04 Allocation of Foreign Taxes. Except as provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Separate Returns. (i) Distributing shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Distributing Separate Return, including Foreign Income Tax of Distributing or any member of the Distributing Group imposed by way of withholding by a member of the SpinCo Group (and including any increase in such Foreign Income Tax as a result of a Final Determination); (ii) SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return, including Foreign Income Tax of SpinCo or any member of the SpinCo Group imposed by way of withholding by a member of the Distributing Group (and including any increase in such Foreign Income Tax as a result of a Final Determination).

(b) Allocation of Foreign Other Tax.

(i) SpinCo shall be responsible for any and all Foreign Other Taxes attributable to the Tax Items of the Spinco Group.

(ii) Distributing shall be responsible for any and all Foreign Other Taxes attributable to the Tax Items of the Distributing Group.

Section 2.05 Certain Transaction and Other Taxes.

(a) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii) any Tax resulting from a breach by SpinCo of any covenant in this Agreement, the Master Separation and Distribution Agreement or any Ancillary Agreement;

(iii) any Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05 of this Agreement; and

(iv) without limiting any obligation of SpinCo or any other member of the SpinCo Group under the Guaranty and Keep Well Agreement, any liability for (A) Taxes imposed on the Distributing Group and (B) any amounts required to be paid by the Distributing Group to any third party in respect of Taxes, in each case relating to the eligibility, validity or amount of any investment tax credit, fuel production tax credit, Section 45K Credit, Section 48B Credit, depletion allowance, Section 199 Deduction, depreciation or amortization deduction or other Tax Attribute that was claimed or utilized by Spinco, Distributing or any of the partners of Jewell Coke Company L.P. (“Jewell”) or Indiana Harbor Coke Company L.P. (“Indiana Harbor”) (including, without limitation, any adjustment of such Tax Attribute resulting from a Final Determination), or relating to, or as a result of, the ownership of a partnership interest in Jewell or Indiana Harbor or pursuant to the agreements of limited partnership of each of Jewell and Indiana Harbor (and any amendments thereto) or other agreements pertaining to Jewell or Indiana Harbor, in the case of each of (i), (ii), (iii), and (iv), such amounts to be calculated on the basis that Distributing is a Distributing Full Taxpayer.

(b) Distributing Liability. Distributing shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Distributing Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions; and

(ii) any Tax resulting from a breach by Distributing of any covenant in this Agreement, the Master Separation and Distribution Agreement or any Ancillary Agreement.

in the case of each of (i) and (ii), such amounts to be calculated on the basis that SpinCo is a SpinCo Full Taxpayer.

Section 2.06 SpinCo Group Attributes. For the avoidance of doubt (but without prejudice to the provisos set forth in Sections 2.02(a)(i) and (ii)), except as set forth in Section 6.01, SpinCo shall not be entitled to receive payment from Distributing in respect of any SpinCo Group Attributes or for any reduction of any Taxes (or increase in Tax Attributes) or any Tax Benefit (whether such Tax Attributes, Tax Benefits or reduction in Taxes are reported on an original Tax Return, arise pursuant to a Final Determination or otherwise).

Section 3. Proration of Taxes.

(a) General Method of Proration. Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post¬Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by Distributing. If the Deconsolidation Date is not an Accounting Cutoff Date (and provided an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) is not made), the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date. At Distributing’s election, in its sole discretion, an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items) shall be made.

(b) Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre¬Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 4.02 Distributing’s Responsibility. Distributing has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Distributing Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b) Distributing State Combined Income Tax Returns and any other Joint Returns which Distributing reasonably determines are required to be filed (or which Distributing chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that Distributing shall use commercially reasonable efforts to provide written notice to SpinCo of such determination to file a Distributing State Combined Income Tax Return or other Joint Return if such a Tax Return has never for such type of Tax in such jurisdiction been filed in a prior Tax Period;

(c) SpinCo Separate Returns relating to Income Taxes and Distributing Separate Returns which Distributing reasonably determines are required to be filed by the Companies or any of their Affiliates (or which Distributing chooses to be filed) for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of SpinCo Separate Returns relating to Income Taxes, to such Returns as are required to be filed (or which Distributing chooses to be filed) for Tax Periods beginning prior to the Deconsolidation Date); and

(d) the Tax Returns of the Jewell and Indiana Harbor partnerships for any Tax Periods that include the Deconsolidation Date (whether or not ending on or prior to the Deconsolidation Date) and any prior Tax Periods provided, however, that to the extent any Tax Returns described in clauses (b), (c) or (d) relate to SpinCo, the preparation and filing of such Tax Returns by Distributing shall be treated as a Service pursuant to the Transition Services Agreement, and SpinCo shall pay to Distributing the applicable Service Charge as provided in the Transition Services Agreement.

Section 4.03 SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Distributing is required, or chooses, to prepare and file under Section 4, provided that SpinCo shall not file any SpinCo Separate Returns for a Tax Period in a jurisdiction and for a type of Tax where Distributing files a Joint Return. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (a) any SpinCo Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date, (b) SpinCo Separate Returns relating to Income Taxes required to be filed for Tax Periods beginning on or after the Deconsolidation Date, and (c) SpinCo Separate Returns relating to Other Taxes.

Section 4.04 Tax Accounting Practices.

(a) General Rule. With respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return that Distributing has the obligation or right to prepare and file, or chooses to be prepared and filed, under Section 4.03), except as provided in Section 4.04(b) such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Distributing), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Distributing), in accordance with reasonable Tax accounting practices selected by SpinCo. Except as provided in Section 4.04(b), Distributing shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Distributing.

(b) Reporting of Transactions. The Tax treatment reported on any Tax Return relating to the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment reported on any Tax Return for which SpinCo is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Distributing or any member of the Distributing Group or caused to be filed by Distributing, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Distributing Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or Distributing Group Transaction Returns, the Companies shall agree on the Tax treatment to be reported on any Tax Return. For this purpose, the Tax treatment shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such Tax treatment, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests, the Tax Opinions/Rulings and/or the Distributing Group Transaction Returns. Such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

(c) Bonus Depreciation. Notwithstanding anything to the contrary herein, Distributing shall be entitled, in its sole discretion, to elect whether SpinCo shall take “bonus depreciation” described in Section 168(k) of the Code for any federal income tax purposes for any tax year of SpinCo that includes the Deconsolidation Date (or the day following the Deconsolidation Date) and in which the Middletown facility is placed in service, irrespective of whether Distributing is responsible for filing the Tax Return to which such election relates under this Agreement.

Section 4.05 Consolidated or Combined Tax Returns. At Distributing’s election, in its sole discretion, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Distributing State Combined Income Tax Returns and any Joint Returns that Distributing determines are required to be filed or that Distributing chooses to file pursuant to Section 4.02(b). With respect to any SpinCo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Deconsolidation Date, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent reasonably determined by Distributing.

Section 4.06 Right to Review Tax Returns. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph at least fifteen (15) days prior to the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return.

Section 4.07 SpinCo Carrybacks, Carryforwards and Claims for Refund. SpinCo hereby agrees that Distributing shall be entitled to determine in its sole discretion whether (x) any Adjustment Request with respect to any Joint Return shall be filed to claim in any Pre-Deconsolidation Period any SpinCo Carried Item, and (y) any available elections shall be made to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return any SpinCo Carried Item, and whether any affirmative election shall be made to claim any such SpinCo Carried Item.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes. Distributing shall in good faith advise SpinCo as soon as reasonably practicable in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which Distributing determines shall be allocated or apportioned to the SpinCo Group under applicable Tax law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits or any Tax Attributes determined by Distributing, Distributing shall promptly notify SpinCo in writing of such adjustment. For the absence of doubt, Distributing shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

Section 5. Tax Payments.

Section 5.01 Payment of Taxes. In the case of any Joint Return:

(a) Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any Tax Return, Distributing shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date and shall notify SpinCo of the amount Distributing has tentatively determined is required to be paid by SpinCo in respect of such Tax Return under this Agreement. Distributing shall pay such amount that Distributing has computed is required to be paid to the applicable Tax Authority to such Tax Authority on or before such Payment Date.

(b) Computation and Payment of Liability With Respect To Tax Due. Within five (5) days following the earlier of (i) the due date (including extensions) for filing any Tax Return or (ii) the date on which such Tax Return is filed, SpinCo shall pay to Distributing the amount for which SpinCo is responsible under the provisions of Section 2. For the avoidance of doubt, SpinCo shall make payments pursuant to this Section 5.01(b) upon the payment by Distributing of estimated Taxes (or Taxes due with a request for extension of time to file) and appropriate adjustments shall be made at the time the corresponding final Tax Return is filed.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount for which the other Company is responsible in accordance with Section 2 and SpinCo shall pay to Distributing any amount due to Distributing (or Distributing shall pay to SpinCo any amount due to SpinCo) under Section 2 within five (5) days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(d) For the avoidance of doubt, for purposes of this Section 5.01, Distributing shall be the Responsible Party with respect to any Distributing Federal Consolidated Income Tax Return.

Section 5.02 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return.

Section 5.03 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within eight (8) days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(b) If any Company (the “Third Party Indemnifying Party”) is required under the terms of an agreement to which it is a party (or with respect to which it has agreed to guarantee the obligations thereunder) to pay to a third party a Tax that another Company (the “Company Indemnifying Party”) is liable for under this Agreement, the Company Indemnifying Party shall reimburse the Third Party Indemnifying Party within eight (8) days of delivery by the Third Party Indemnifying Party to the Company Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(c) All indemnification payments under this Agreement shall be made by Distributing directly to SpinCo and by SpinCo directly to Distributing; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Distributing Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Distributing shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes received by any member of the Distributing Group or the SpinCo Group, other than any refund to which SpinCo is entitled pursuant to Section 6.01(d). SpinCo shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority), except as set forth in Section 6.01(d). A Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within five (5) Business Days after such refund is received.

(b) If a member of the SpinCo Group would be expected to realize a Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Distributing Group would otherwise be liable hereunder (or an adjustment pursuant to a Final Determination to any Tax Attribute of a member of the Distributing Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), SpinCo shall make a payment to Distributing within five (5) Business Days following such Final Determination, in an amount equal to the Taxes for which the Distributing Group would otherwise be, or would otherwise be reasonably expected to be, liable as a result of such adjustment provided, however, that to the extent the Tax Benefit resulting from the Final Determination would be expected to be realized in a Pre-Deconsolidation Period, SpinCo shall instead be responsible under this Section 6.01(b) for an amount equal to the excess of (x) the amount of Taxes for which a member of the Distributing Group is liable as a result of the adjustment (for the avoidance of doubt, including any interest payable in respect thereof) and (y) the amount of such Tax Benefit (for the avoidance of doubt, including any interest owed in respect thereof) (such amounts to be calculated on the basis that Distributing is a Distributing Full Taxpayer, and provided, further, however, that SpinCo shall not be required to make a payment to Distributing pursuant to this Section 6.01(b) to the extent of any Specified Excess Tax Benefit. For purposes of determining whether an adjustment to any Taxes for which a member of the Distributing Group is liable hereunder is expected to result in a Tax Benefit for SpinCo, the SpinCo Group shall be deemed to be a SpinCo Full Taxpayer. For purposes of determining the amount of Taxes for which the Distributing Group is, or is reasonably be expected to be, liable as a result of an adjustment pursuant to a Final Determination, the Distributing Group shall be deemed (i) not to utilize any Tax Attributes available to the Distributing Group and (ii) to be a Distributing Full Taxpayer.

(c) No later than five (5) Business Days following a Final Determination described in Section 6.01(b), Distributing shall provide SpinCo with a written calculation of the amount payable to Distributing by SpinCo pursuant to this Section 6. In the event that SpinCo disagrees with any such calculation described in this Section 6.01(c), SpinCo shall so notify Distributing in writing within thirty (30) days of receiving the written calculation set forth above in this Section 6.01(c). Distributing and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under Section 6.01(b) shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(d) Without prejudice to Section 6.01(b), SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes reported on (i) a SpinCo Separate Return for a Post-Deconsolidation Period or (ii) a SpinCo Separate Return of Other Taxes. For the avoidance of doubt, Distributing, and not SpinCo, shall be entitled to any refund or Tax Benefit that results from a SpinCo Carried Item, other than any refund to which SpinCo is entitled pursuant to the first sentence of this Section 6.01(d).

Section 6.02 Distributing and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article VIII of the Master Separation and Distribution Agreement shall be entitled to claim, in a Post-Deconsolidation Period, any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 7. Tax-Free Status.

Section 7.01 Tax Opinions/Rulings and Representation Letters. Each of SpinCo and Distributing hereby represents and agrees that (A) it has examined the Ruling Documents and the Representation Letters prior to the date hereof and (B) subject to any qualifications therein, all information contained in such Ruling Documents or Representation Letters that concerns or relates to such Company or any member of its Group are and will be true, correct and complete.

Section 7.02 Restrictions on SpinCo.

(a) SpinCo agrees that it will not take or fail to take, or permit any SpinCo Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. SpinCo agrees that it will not take or fail to take, or permit any SpinCo Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Master Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying, including, in the case of SpinCo, issuing any SpinCo Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, SpinCo shall not take any action (including the issuance of SpinCo Capital Stock) or permit any SpinCo Affiliate directly or indirectly controlled by SpinCo to take any action if, as a result of taking such action, SpinCo could have a number of shares of SpinCo Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause Distributing to cease to have Tax Control of SpinCo.

(c) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause Jewell to maintain its status as a company engaged in the Jewell Active Trade or Business for purposes of Section 355(b)(2) of the Code and (iv) cause Jewell not to engage in any transaction that would result in it ceasing to be a company engaged in the Jewell Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(d) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of SpinCo’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to SpinCo pursuant to the Contribution (or to Jewell pursuant to Contribution 1) or sell or transfer 60% or more of the gross assets of the Active Trade or Business or the Jewell Active Trade or Business or 60% or more of the consolidated gross assets of SpinCo and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any SpinCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d) and the Debt-Equity Exchange and Offering) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Distributing obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Distributing shall have received such a Ruling in form and substance satisfactory to Distributing in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Distributing may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such

Ruling), or (B) SpinCo shall provide Distributing with an Unqualified Tax Opinion in form and substance satisfactory to Distributing in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Distributing may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Distributing may determine that no opinion would be acceptable to Distributing) or (C) Distributing shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall provide Distributing, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of SpinCo to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).

(f) SpinCo Internal Restructuring. SpinCo shall not engage in, cause or permit any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving SpinCo and/or any of its subsidiaries or any contribution, sale or other transfer of any of the assets directly or indirectly contributed to SpinCo as part of the Contribution (or as part of Contribution 1) to SpinCo or any of its subsidiaries (any such action, an “Internal Restructuring”) during or with respect to any Tax Period (or portion thereof) ending on or prior to the Distribution Date without obtaining the prior written consent of Distributing (such prior written consent not to be unreasonably withheld). SpinCo shall provide written notice to Distributing describing any Internal Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date and shall consult with Distributing regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Distributing relating thereto.

(g) Distributions by Foreign SpinCo Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, SpinCo shall neither cause nor permit any foreign subsidiary of SpinCo to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Distributing (such prior written consent not to be unreasonably withheld).

Section 7.03 Restrictions on Distributing. Distributing agrees that it will not take or fail to take, or permit any member of the Distributing Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax

Opinions/Rulings. Distributing agrees that it will not take or fail to take, or permit any member of the Distributing Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any other transaction contemplated by the Master Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying; provided, however, that this Section 7.03 shall not be construed as obligating Distributing to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 4.3 of the Master Separation and Distribution Agreement nor shall it be construed as preventing Distributing from terminating the Master Separation and Distribution Agreement pursuant to Article XI thereof.

Section 7.04 Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Distributing that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Distributing and SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Distributing shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at SpinCo’s Request. Distributing agrees that at the reasonable request of SpinCo pursuant to Section 7.02(d), Distributing shall cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall Distributing be required to file any Ruling Request under this Section 7.04(b) unless SpinCo represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Distributing for all reasonable costs and expenses incurred by the Distributing Group in obtaining a Ruling or Unqualified Tax Opinion requested by SpinCo within ten (10) Business Days after receiving an invoice from Distributing therefor.

(c) Rulings or Unqualified Tax Opinions at Distributing’s Request. Distributing shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Distributing determines to obtain a Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Distributing and take any and all actions reasonably requested by Distributing in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Distributing and SpinCo shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Distributing.

(d) SpinCo hereby agrees that Distributing shall have sole and exclusive control over the process of obtaining any Ruling, and that only Distributing shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Distributing shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Distributing in connection therewith; (B) Distributing shall (1) reasonably in advance of the submission of any Ruling Request documents provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Distributing shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither SpinCo nor any SpinCo Affiliate directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions) or any transaction listed on Schedule 7.02(a).

Section 7.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Master Separation and Distribution Agreement to the contrary, SpinCo shall be responsible for, and shall indemnify and hold harmless Distributing and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the direct or indirect acquisition (other than pursuant to the Contribution, the Distribution, Contribution 1 or the Internal Distribution) of all or a portion of SpinCo’s stock and/or its or its subsidiaries’ stock or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by SpinCo with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution or the Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of SpinCo or Jewell representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’ s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock or Jewell stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or Jewell stock into another class of SpinCo Capital Stock or Jewell stock), (D) any act or failure to act by SpinCo or any SpinCo Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d), a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)) or (E) any breach by SpinCo of its agreement and representation set forth in Section 7.01(a).

(b) SpinCo shall pay Distributing the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05 (calculated on the basis that Distributing is a Distributing Full Taxpayer): (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two (2) Business Days prior to the date Distributing files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (or, in the case of the Internal Distribution, the applicable Tax Return for the year of the Internal Distribution) (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then SpinCo shall pay Distributing no later than two (2) Business Days after the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two (2) Business Days after the date Distributing pays such Tax-Related Losses.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Distributing nor any Distributing Affiliate shall be required to provide SpinCo or any Spinco Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to SpinCo, the business or assets of SpinCo or any SpinCo Affiliate and (ii) in no event shall Distributing or any Distributing Affiliate be required to provide SpinCo, any SpinCo Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Distributing determines that the provision of any information to SpinCo or any SpinCo Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

(c) Following the Deconsolidation, SpinCo shall, as successor in interest, timely execute (and cause any applicable member of the SpinCo Group to execute) the closing agreement provided to SpinCo by Distributing and relating to the allocation to Gateway Energy & Coke Company LLC (“Gateway”) of Section 48B Credits in respect of the qualifying gasification project described in a previous closing agreement dated March 22, 2007 by Distributing (on behalf of itself and as agent for Gateway) and the Commissioner of the Internal Revenue Service.

Section 8.02 Income Tax Return Information.

(a) SpinCo and Distributing acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Distributing or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Distributing acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Distributing or SpinCo could cause irreparable harm.

(b) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Distributing shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, SpinCo determine to decomission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then SpinCo may decomission or discontinue such program or system upon ninety (90) days’ prior notice to Distributing and Distributing shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder, provided, however, that the indemnifying Company shall not be relieved of its obligations hereunder by reason of any failure by the indemnified Company to so notify except to the extent such failure materially prejudices the indemnifying Company. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 10.02 Control of Tax Contests.

(a) Separate Company Taxes.

(i) In the case of any Tax Contest with respect to any Separate Return relating to Income Taxes for Tax Periods beginning prior to the Deconsolidation Date, Distributing shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below. SpinCo shall bear reasonable, out of pocket expenses incurred by Distributing in connection with the control of any Tax Contest described in this Section 10.02(a)(i) provided that any outside counsel, accountants or other advisors shall be mutually selected by Distributing and SpinCo.

(ii) In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return that is subject to Section 10.02(a)(i)), if any, the Company having liability for the Tax shall have exclusive control over the Tax Contest including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below.

(b) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to any Distributing Federal Consolidated Income Tax Return or Distributing State Combined Income Tax Return, Distributing shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(c) and (d) below.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02 (a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(d) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to request to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Distributing (or such member of the Distributing Group as Distributing shall designate) any power of attorney or other similar document reasonably requested by Distributing (or such designee) in connection with any Tax Contest (as to which Distributing is the Controlling Party) described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under or contemplated by such agreements or arrangements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to Distributing or by or to SpinCo, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law any payments made under this Agreement (and any deemed distributions or contributions relating to Taxes or Tax Attributes) shall be reported for Tax purposes by the payor and the recipient as occurring immediately before the Contribution.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Dispute”) between any member of the Distributing Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Dispute. If such good faith negotiations do not resolve the Tax Dispute, then the matter shall be resolved pursuant to the procedures set forth in Article IX of the Master Separation and Distribution Agreement and such Tax Dispute shall be treated as a dispute not resolved in the normal course of business at the operational level for purposes of Section 9.2 of the Master Separation and Distribution Agreement, provided, however, that upon the request of either Company, the mutually agreeable mediator selected pursuant to Section 9.3(ii) and the arbitrator selected by each of the parties pursuant to Section 9.4(b) shall be a recognized tax professional, such as a United States tax counsel or accountant of recognized national standing. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Dispute through the procedures set forth in Article IX of the Master Separation and Distribution Agreement could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Master Separation and Distribution Agreement or any Ancillary Agreement, Distributing and SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Distributing and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 17.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 17.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Distributing:	with a copy to:

Sunoco, Inc. 1818 Market Street – Suite 1500 Philadelphia, Pennsylvania 19103 Attention: Director, Taxes	Sunoco, Inc. 1818 Market Street – Suite 1500 Philadelphia, Pennsylvania 19103 Attention: Chief Financial Officer

If to SpinCo:	with a copy to:

SunCoke Energy, Inc. 1011 Warrenville Road, 6th Floor Lisle, IL 60532 Attention: Director, Taxes	SunCoke Energy, Inc. 1011 Warrenville Road, 6th Floor Lisle, IL 60532 Attention: Chief Financial Officer

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 17.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Master Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Master Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 17.11 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 17.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13 Amendment. Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 17.14 SpinCo Subsidiaries. If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group, they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.

Section 17.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Distributing or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Distributing”			“SpinCo”

Sunoco, Inc., a Pennsylvania corporation			SunCoke Energy, Inc., a Delaware corporation, for itself and on behalf of each member of the SpinCo Group

By:	/s/ Brian P. MacDonald
	Name:	Brian P. MacDonald
	Title:	Senior Vice President and Chief Financial Officer	By:	/s/ Denise R. Cade
				Name:	Denise. R. Cade
				Title:	Senior Vice President, General Counsel and Corporate Secretary